Filed Pursuant to Rule 433

Free Writing Prospectus dated November 20, 2015

Relating to Prospectus dated May 22, 2014 and

Preliminary Prospectus Supplement dated November 20, 2015

Registration No. 333-195927

Coca-Cola Bottling Co. Consolidated

$350,000,000 3.800% Senior Notes due 2025

Pricing Term Sheet

Issuer:	Coca-Cola Bottling Co. Consolidated

Security:	3.800% Senior Notes due 2025

Size:	$350,000,000

Trade Date:	November 20, 2015

Settlement Date (T+3):	November 25, 2015

Maturity Date:	November 25, 2025

Coupon:	3.800%

Interest Payment Dates:	May 25 and November 25, commencing May 25, 2016

Public Offering Price:	99.975% of principal amount

Benchmark Treasury:	UST 2.250% due November 15, 2025

Benchmark Treasury Price / Yield:	99-31 / 2.253%

Spread to Benchmark Treasury:	T + 155 bps

Yield to Maturity:	3.803%

Make-Whole Call:	T + 25 bps (prior to August 25, 2025)

Par Call:	On or after August 25, 2025

CUSIP/ISIN:	191098 AK8 / US191098AK89

Anticipated Ratings*:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Manager:	BB&T Capital Markets, a division of BB&T Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.